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                                                                    EXHIBIT 99.5

February 23, 2004
Board of Directors
Juniper Networks, Inc.
1194 North Mathilda Avenue
Sunnyvale, California 94089

Re:       Initially Filed Registration Statement on Form S-4 of
          Juniper Networks, Inc. (File No. 333-    ) Relating to the
          Common Stock of Juniper Networks, Inc.

Gentlemen:

Reference is made to our opinion letter, dated February 8, 2004, with respect to the fairness from a financial point of view to Juniper Networks, Inc. (the "Company") of the Exchange Ratio (as defined therein) pursuant to the Agreement and Plan of Reorganization, dated as of February 9, 2004, among the Company, Nerus Acquisition Corp., a wholly owned subsidiary of the Company, and NetScreen Technologies, Inc.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions "Summary of the Joint Proxy Statement/Prospectus -- Opinion of Juniper Networks Financial Advisor", "The Merger -- Background of the Merger", "The Merger -- Reasons for the Merger -- Juniper Networks' Reasons for the Merger; Additional Considerations of the Juniper Networks Board of Directors" and "The Merger -- Opinion of Juniper Networks Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)